Exhibit 5.1

June 13, 2014

Credit Suisse AG

Paradeplatz 8

CH 8070 Zurich, Switzerland

53rd at Third

885 Third Avenue

New York, New York 10022-4834

Tel: +1.212.906.1200 Fax: +1.212.751.4864

www.lw.com

FIRM / AFFILIATE OFFICES

Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Chicago	Orange County
Doha	Paris
Dubai	Riyadh
Düsseldorf	Rome
Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its Nassau branch. These securities include the notes identified in Exhibit A attached hereto (the “Notes”). These Notes are to be issued pursuant to the Senior Indenture dated as of March 29, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended.

We, as your special United States counsel, have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when executed and authenticated in accordance with the terms of the Indenture, and delivered to the initial purchasers thereof against payment therefor, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in

June 13, 2014

accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG, Swiss legal counsel for the Company, dated June 13, 2014, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and that the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Latham & Watkins LLP

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June 13, 2014

Exhibit A to Latham & Watkins LLP opinion dated June 13, 2014 to Credit Suisse AG

Title of Notes	Date of Pricing Supplement	Pricing Supplement No.	Aggregate Offering Price	CUSIP
Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (ETNs) due June 13, 2019 Linked to the Russell 1000® Growth Index Total Return	June 10, 2014	ETN-13	$524,211,200	22542D423

NY\6363719.3

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